                                                            EXHIBIT 10(d)


                     SUPPLEMENTAL RETIREMENT CONTRACT
                             SECOND AMENDMENT


      Amendment made as of June 5, 1997 by Stanhome Inc., a Massachusetts corporation with its principal place of business at 333 Western Avenue, Westfield, Massachusetts 01085 ("Stanhome") and Ronald R. Jalbert of 253 Via Perignon, Naples, Florida 34119 ("Jalbert").

      WHEREAS, Stanhome and Jalbert have previously entered into a Supplemental Retirement Contract dated March 5, 1986 as amended on March 28, 1988 (the "Contract"); and

      WHEREAS, Stanhome is amending its Supplemental Retirement Plan for certain of the Company's non-Director key executives in the event of termination of employment under certain circumstances; and

      WHEREAS, the full benefit intended for Jalbert would not be available through the amended Pension Plan and Supplemental Pension Plan in which (together with the Stanhome Pension Plan) he is an active participant;

      NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties do hereby amend the Contract as set forth below, effective as of the date hereof:

1.    Section 1(b) is amended in its entirety to read:

      If Jalbert's employment terminates involuntarily for any reason other than Cause, he or his wife shall be entitled to receive the benefit determined under subparagraph 1(a) as if his age on termination were his actual age plus five years.

2. Section 1(c) is amended to delete the phrase "or if he dies before reaching age 55" in the second line thereof.

3. Section 2 is amended to designate the existing paragraph as subsection 2(a) and to add a new subsection (b) to read as follows:

      "(b)   Notwithstanding any otherwise applicable provision of this agreement to the contrary, the retirement benefits due to Jalbert (or his beneficiary) under this Agreement, if any, shall be paid in a lump sum upon the occurrence of (i) a termination of Jalbert's employment under circumstances that entitle Jalbert to payment of a severance benefit under Paragraph 1 of the "Change in Control Agreement" dated January 1, 1992 between the Company and Jalbert (or, if at the time of such termination the Change in Control Agreement is no longer in effect, under circumstances that would entitle Jalbert to such payment if such Agreement were in effect), or (ii) a Change in Control (as defined in the Change in Control Agreement) at any time following Jalbert's termination of employment from the Company. Such lump-sum payment shall be the present value of the benefit payable to Jalbert hereunder using the Pension Benefit Guaranty Corporation immediate annuity interest rate as is in effect for the month in which the payment is made and the mortality table based on the UP-1984 Table, all as in accordance with generally acceptable actuarial principles."








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IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

                                    STANHOME INC.


                              By:   /s/G. William Seawright

/s/Ronald R. Jalbert
      Ronald R. Jalbert
                              ATTEST:

                                    /s/Bruce H. Wyatt
                                                Secretary